Exhibit 99.1

Media Inquiries:	Kurt Kadatz/Jennifer Varey	(403) 920 -7859
(800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772

NewsRelease

TC PipeLines, LP Announces 2005 Third Quarter Results

CALGARY, Alberta – November 2, 2005 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today reported third quarter 2005 net income of $14.8 million or $0.81 per unit (all amounts in U.S. dollars) compared to $12.6 million or $0.68 per unit for the same period last year.  The increase in net income is primarily due to higher equity income from Northern Border Pipeline.

Cash generated from investments in the third quarter of 2005 was $13.2 million, a decrease of $3.7 million, compared to $16.9 million for the same period last year.  The decrease in cash generated was primarily due to Northern Border Pipeline’s lower distributions in the third quarter of 2005 compared to the same period last year.  The reduction in Northern Border Pipeline’s distributions is attributable to the negative revenue impact experienced by Northern Border Pipeline during the second quarter of 2005 due to changes in market fundamentals which affected its ability to sell its capacity at maximum rate.

“Our third quarter 2005 net income increased approximately $2.2 million relative to the same period last year,” said Ron Turner, president and chief executive officer of the general partner, TC PipeLines GP, Inc. “This net income increase was mainly due to the recognition of $9.4 million ($2.8 million positive impact on TC PipeLines’ net income) related to the sale of Northern Border Pipeline’s bankruptcy claims held against Enron and Enron North America.  During the third quarter, Northern Border Pipeline’s firm demand revenues dropped by approximately $2.0 million ($0.6 million negative impact on TC PipeLines’ net income) when compared to the prior year as a result of expired contracts which were replaced with short-term contracts at a discounted rate.

“Northern Border Pipeline continues to believe that the greatest impact of unsold capacity occurred during the second quarter this year.  During the third quarter, all of Northern Border Pipeline’s available capacity was sold at more favourable rates relative to the second quarter.  In light of the changing market fundamentals on Northern Border Pipeline, we are satisfied with the third quarter financial performance.  The Partnership continues to maintain a solid financial position which supports stable cash flows to our unitholders,” Turner said.

On October 18, 2005, the Partnership announced its third quarter cash distribution in the amount of $0.575 per unit, payable to unitholders of record on October 31, 2005.

Financial Highlights

(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
(millions of dollars except per unit amounts)	2005	2004	2005	2004
Net income	14.8	12.6	37.9	39.9
Per unit (1)	$0.81	$0.68	$2.05	$2.17
Cash generated from operations	12.9	12.5	36.0	40.0
Return of capital (2)	0.3	4.4	11.9	10.8
Cash distributions paid	10.7	10.7	32.2	31.0
Cash distributions declared per unit (3)	$0.575	$0.575	$1.725	$1.700
Units outstanding (millions)	17.5	17.5	17.5	17.5

(1)     Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common and subordinated units outstanding.  The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

(2)     Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital.

(3)     The Partnership’s 2005 third quarter cash distribution will be paid on November 14, 2005 to unitholders of record as of October 31, 2005.

Net Income

The Partnership reported third quarter 2005 net income of $14.8 million or $0.81 per unit, an increase of $2.2 million compared to $12.6 million or $0.68 per unit for the same period last year.

Equity income from Northern Border Pipeline was $13.9 million in the third quarter of 2005, an increase of $2.6 million, compared to $11.3 million for the same period last year.  This increase was primarily due to proceeds of $11.1 million received from the sale of Northern Border Pipeline’s bankruptcy claims held against Enron and Enron North America.  As a result of the sale, Northern Border Pipeline recognized additional income of $9.4 million in the third quarter of 2005.  Northern Border Pipeline had previously adjusted its allowance for doubtful accounts to reflect estimated recovery of $1.7 million.  Partially offsetting this is a decrease in firm demand revenues of approximately $2.0 million due to discounting of some capacity.  The Partnership’s share of the net impact of these factors on Northern Border Pipeline’s revenues contributed to a positive net income to TC PipeLines of $2.2 million.  The balance of the $0.4 million increase in equity income from Northern Border Pipeline is attributable to lower operations and maintenance and interest expenses and higher other income.

Equity income from Tuscarora was $1.7 million in the third quarter of 2005, a decrease of $0.1 million, compared to $1.8 million for the same period last year.  The decrease was primarily due to slightly lower transportation revenues earned in the third quarter of 2005.

The Partnership’s third quarter 2005 general and administrative expenses of $0.5 million increased $0.2 million compared to $0.3 million for the same period in 2004, primarily due to higher salaries and benefits as well as timing of expenses.  Financial charges of $0.3 million in the third quarter of 2005 increased $0.1 million, compared to $0.2 million for the same period last year due to higher average interest rates.

Cash Flow

The Partnership reported third quarter 2005 cash generated from investments of $13.2 million in the third quarter of 2005, a $3.7 million decrease, compared to $16.9 million for the same period last year.  In the third quarter of 2005, the Partnership received a cash distribution from Northern Border Pipeline of $11.8 million compared to $15.5 million in the third quarter of 2004, a decrease of $3.7 million.  The decrease was primarily due to Northern Border Pipeline’s lower second quarter earnings due to the negative revenue impact resulting from uncontracted capacity and expired contracts which were replaced with short-term contracts at discounted rates.  Cash distributions received in the quarter are based on the respective results of the Partnership’s equity investments for the previous quarter.

Cash distributions from Tuscarora in the third quarter of 2005 were $2.0 million, including $0.3 million classified as return of capital, consistent with the third quarter of 2004.

The Partnership paid an aggregate $10.7 million of cash distributions to unitholders and its general partner in each of the third quarters of 2005 and 2004.  This cash distribution, on a per unit basis, represents $0.575 per unit, as well as the general partner interest, including incentive distributions.

In the third quarter of 2005, the Partnership repaid $4.0 million under its revolving credit facility, reducing the Partnership’s outstanding debt balance to $20.0 million as at September 30, 2005.

Conference Call

The Partnership will hold a conference call Thursday, November 3, 2005 at 12 p.m. (Eastern).  Ron Turner, president and chief executive officer of the general partner, will discuss the third quarter 2005 financial results and general developments and issues concerning the Partnership.  Those interested in listening to the call may dial (800) 387-6216.  A replay of the conference call will also be available two hours after the call and until midnight (Eastern), November 10, 2005 by dialing (800) 408-3053, then entering pass code 3164580.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com.  An audio replay of the call will be maintained on the website.

TC PipeLines, LP is a publicly traded limited partnership.  It owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership.  Northern Border Pipeline, which is owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of ONEOK, Inc., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States.  Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada’s Gas Transmission Northwest System.  TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation.  TC PipeLines GP, Inc., also holds common units of the Partnership.  Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements.  All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership.  These statements reflect the Partnership’s current views with respect to future events.  The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof.  Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2004.

TC PipeLines, LP

Financial Highlights

Statement of Income

(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
(millions of U.S. dollars except per unit amounts)	2005	2004	2005	2004

Equity income from investment in Northern Border Pipeline (1)	13.9	11.3	34.7	36.2
Equity income from investment in Tuscarora (2)	1.7	1.8	5.5	5.4
General and administrative expenses	(0.5)	(0.3)	(1.5)	(1.3)
Financial charges and other	(0.3)	(0.2)	(0.8)	(0.4)
Net income	14.8	12.6	37.9	39.9

Net income per unit (3)	$0.81	$0.68	$2.05	$2.17

Units outstanding (millions)	17.5	17.5	17.5	17.5

Balance Sheet

(millions of U.S. dollars)	September 30, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS
Cash	1.4	2.5
Investment in Northern Border Pipeline (1)	280.7	290.1
Investment in Tuscarora (2)	39.0	39.5
	321.1	332.1
LIABILITIES AND PARTNERS’ EQUITY
Accrued liabilities	0.8	0.7
Current portion of long-term debt	20.0	6.5
Long-term debt	—	30.0
Partners’ equity	300.3	294.9
	321.1	332.1

Cash Flow Information

(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
(millions of U.S. dollars)	2005	2004	2005	2004

Distributions received from equity investments
Northern Border Pipeline Company	11.8	11.3	32.6	36.2
Tuscarora Gas Transmission Company	1.7	1.8	5.5	5.4
Changes in working capital and other	(0.6)	(0.6)	(2.1)	(1.6)
Cash Generated From Operations	12.9	12.5	36.0	40.0
Return of capital from Northern Border Pipeline Company	—	4.2	11.1	10.6
Return of capital from Tuscarora Gas Transmission Company	0.3	0.2	0.8	0.2
Cash Generated From Investments [*]	13.2	16.9	47.9	50.8
Investment in Northern Border Pipeline Company	—	—	—	(39.0)
Investment in Tuscarora Gas Transmission Company	(0.3)	(0.4)	(0.3)	(0.4)
Distributions paid	(10.7)	(10.7)	(32.2)	(31.0)
Long-term debt issued/(repaid)	(4.0)	(6.0)	(16.5)	14.0
(Decrease) in cash	(1.8)	(0.2)	(1.1)	(5.6)

(*)   Reconciliation of non-GAAP financial measure: Cash generated from investments is a non-GAAP financial measure which includes cash generated from operations and return of capital.  It is provided as a supplement to results reported in accordance with GAAP.  Management believes that this is an important measure to assist the Partnership’s investors in evaluating the Partnership’s business performance.

(1) Northern Border Pipeline Company

TC PipeLines holds a 30 per cent general partner interest in Northern Border Pipeline Company.  Summarized operating and financial information of Northern Border Pipeline for the three and nine months ended September 30, 2005 and 2004 and as at September 30, 2005 and December 31, 2004 is as follows:

	Three months ended		Nine months ended
	September 30		September 30
(unaudited)	2005	2004	2005	2004

Operating Results
Gas delivered (million cubic feet)	212,481	210,245	612,445	637,522
Average throughput (million cubic feet per day)	2,380	2,353	2,311	2,394

Financial Results (millions of U.S. dollars)
Operating revenue	89.0	81.6	241.6	246.4
Operating expenses
Operations and maintenance	10.6	11.1	29.4	29.9
Depreciation and amortization	14.5	14.5	43.2	43.6
Taxes other than income	8.1	8.1	23.4	22.4
Total operating expenses	33.2	33.7	96.0	95.9
Operating income	55.8	47.9	145.6	150.5
Interest expense, net	(10.7)	(10.1)	(31.9)	(30.2)
Other income	1.1	(0.2)	1.9	0.3
Net income	46.2	37.6	115.6	120.6

Capital Expenditures (millions of U.S. dollars)
Maintenance	3.9	2.6	12.0	7.0
Growth	3.0	(0.5)	5.0	(0.4)

	September 30,	December 31,
	2005	2004
	(unaudited)
Summary Balance Sheet Data (millions of U.S. dollars)
Total assets	1,599.0	1,625.0

Other current liabilities and reserves and deferred credits	60.9	54.0
Long-term debt (including current maturities)	602.4	603.9
Partners’ capital	933.0	963.3
Accumulated other comprehensive income	2.7	3.8
Total liabilities and partners’ equity	1,599.0	1,625.0

Certain reclassifications were made to the 2004 financial statements to conform with the current year presentation.

(2) Tuscarora Gas Transmission Company

TC PipeLines holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company.  Summarized operating and financial information of Tuscarora for the three and nine months ended September 30, 2005 and 2004 and as at September 30, 2005 and December 31, 2004 is as follows:

	Three months ended		Nine months ended
	September 30		September 30
(unaudited)	2005	2004	2005	2004

Operating Results
Gas delivered (million cubic feet)	4,190	4,494	17,802	16,725
Average throughput (million cubic feet per day)	46	49	65	61

Financial Results(millions of U.S. dollars)
Operating revenue	7.8	8.1	24.1	24.4
Operating expenses
Operations and maintenance	0.7	0.8	2.3	2.6
Depreciation and amortization	1.5	1.5	4.6	4.6
Taxes other than income	0.3	0.4	0.9	1.0
Total operating expenses	2.5	2.7	7.8	8.2
Operating income	5.3	5.4	16.3	16.2
Interest expense, net	(1.5)	(1.5)	(4.4)	(4.6)
Other income	—	—	0.1	—
Net income	3.8	3.9	12.0	11.6

Capital Expenditures (millions of U.S. dollars)
Maintenance	0.1	0.1	0.2	0.2
Growth	0.1	0.9	0.7	1.1

	September 30,	December 31,
	2005	2004
	(unaudited)
Summary Balance Sheet Data (millions of U.S. dollars)
Total assets	143.8	144.9

Other current liabilities and reserves and deferred credits	3.6	2.0
Long-term debt (including current maturities)	78.3	80.8
Partners’ capital	61.8	62.0
Accumulated other comprehensive income	0.1	0.1
Total liabilities and partners’ equity	143.8	144.9

(3)     Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common and subordinated units outstanding.  The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.